Exhibit 99.1
News Release

Investor Relations Contact:	Investor Relations Contact:
P. Steven Melman, V.P. of Investor Relations	Sonia Segovia, IR Coordinator
PDF Solutions, Inc.	PDF Solutions, Inc.
Tel: (408) 938-6445	Tel : (408) 938-6491
Email: steve.melman@pdf.com	Email: sonia.segovia@pdf.com
PDF Solutions® Acquires Fabbrix, Inc.
PDF to Accelerate Development of DFM
for Advanced Technology Nodes
     SAN JOSE, Calif., May 24, 2007 — PDF Solutions, Inc. (NASDAQ: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today announced that it has acquired Fabbrix, Inc., a provider of silicon IP designed to create highly manufacturable and area efficient designs targeted for advanced technology nodes.
     Under the terms of the definitive agreement, Fabbrix shareholders received $2.7 million in cash and 271,531 shares of PDF Solutions’ common stock, resulting in aggregate consideration of $5.6 million, based upon the closing price of PDF Solutions’ common stock on NASDAQ yesterday of $10.73 per share. In addition, PDF Solutions could payout up to an additional $14.0 million, over a period of up to four years, based on the achievement of certain revenue objectives for stand-alone and integrated product orders received during the one year period following the date of closing.
     “Semiconductor companies have expressed their frustration with the area penalties they are incurring due to restricted design rules.” stated Larry Pileggi, founder and CTO of Fabbrix. “The Fabbrix solution is intended to provide designers, technology development groups, and process development teams with a critical IP infrastructure necessary to meet the challenges of high yields and compact designs, while reducing variability to improve performance and power.”
     “The Fabbrix technology is designed to provide a solution to a major problem in the semiconductor industry: overcoming process margin constraints, including lithography, without incurring area penalties while reducing the complexity of the physical design process,” stated John Kibarian, chief executive officer of PDF Solutions. “Effective design-for-manufacturability (DFM) and cost-effective processes benefit from the methods we have pioneered for co-optimization of layout and process interactions. We believe our combined solution will take those methods to the next level.”
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PDF Solutions® Acquires Fabbrix, Inc.
     PDF Solutions intends to sell the Fabbrix product under the name pdBRIXTM as a stand-alone solution. The software, services, and physical IP blocks will also be offered as an option to PDF Solutions’ integrated yield ramp clients.
The Fabbrix Solution
     At 65-nanometer and below, process margin constraints play a critical role in determining the economic and technical viability of chip designs. At these advanced process nodes, traditional design flow methodologies and lithography-restricted design rules result in an area penalty that mitigates the economic advantage of moving to a new node. Fabbrix is developing enabling IP to allow semiconductor vendors to re-capture the economic benefits by creating a manufacturing-friendly fabric of repeating design elements, coupled with highly efficient logic elements that serve as the building blocks for designers. Together, these capabilities are designed to provide more good die per wafer and thus better economics for advanced process nodes.
PDF Solutions’ Integrated DFM Platform for Advanced Technology Nodes
     PDF Solutions intends to leverage its strength in silicon characterization to enable a true co-optimization of the manufacturing fabric and the logic elements. This co-optimization would allow clients to understand the impact of lithography choices and design rules at the circuit level, thereby further reducing the cost of good die. In addition, the basic fabric reduces both the time and cost of physical design and verification which has skyrocketed for advanced process nodes.
About Fabbrix
Fabbrix is a venture-backed company that was founded in Pittsburgh, PA, in 2004 by Carnegie Mellon University researchers and veterans of the EDA and IC design industries. Fabbrix is developing design solutions based on a regular structures implementation of nanoscale process technologies. The Fabbrix approach is designed to provide higher yields, simpler design flows, less expensive masks, reduced transistor variation, more effective resolution enhancement, and better use of process technology. Fabbrix technology offers a unique combination of physical building blocks, logic IP implementation, design methodologies, and software. Fabbrix-based designs are characterized by regularity, predictability, and simplicity, and are precisely matched to the capabilities of nanoscale manufacturing.
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PDF Solutions® Acquires Fabbrix, Inc.
About PDF Solutions
PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of process-design integration technologies and services for manufacturing integrated circuits (ICs). PDF Solutions offers solutions that are designed to enable clients to lower costs, enhance time to market, and improve profitability by addressing design and manufacturing interactions from product design to initial process ramps to mature manufacturing operations. PDF Solutions’ Characterization Vehicle® (CV®) test chips provide the core modeling capabilities, and are used by more leading manufacturers than any other test chips in the industry. PDF Solutions’ industry leading yield management system software, dataPOWER®, and fault detection and classification software, Maestria®, enhance yield improvement and production control activities at leading fabs around the world. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in China, Europe, and Japan. For the company’s latest news and information, visit http://www.pdf.com/.
Characterization Vehicle, CV, dataPOWER, Maestria, PDF Solutions, and the PDF Solutions logo are registered trademarks, and pdBRIX is a trademark, of PDF Solutions, Inc. All other trademarks are the property of their respective owner(s).
Forward-Looking Statements:
Some of the statements in this press release are forward looking, including, without limitation, those regarding PDF Solutions’ ability to integrate its existing products with the Fabbrix solution in an efficient and effective manner or at all, and penetrate the market with an integrated solution and realize associated potential future revenue opportunities. The words “intend”, “expect”, “believe,” and similar expressions also identify other forward-looking statements. Actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: failure to timely or successfully integrate the Fabbrix solution with PDF’s business and offerings; failure to penetrate the market and realize potential future revenue opportunities; fluctuations in the price of PDF’s stock; failure to integrate and retain employees; unforeseen industry changes; changes in the U.S. and worldwide economic and political environments; and changes in the marketplace for our solutions, including the introduction of products and services competitive with PDF’s and Fabbrix’s products and services. Readers should also refer to the risk disclosures set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its annual report on Form 10-K, most recently filed on March 16, 2007, and its quarterly reports on Form 10-Q, most recently filed on May 10, 2007. The forward-looking statements contained in this release are made as of the date hereof, and PDF Solutions does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.
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